Exhibit 99.1

SeaSpine Reports First Quarter 2017 Financial Results

CARLSBAD, CA (May 4, 2017) – SeaSpine Holdings Corporation (NASDAQ: SPNE), a global medical technology company focused on surgical solutions for the treatment of spinal disorders, announced today financial results for the first quarter ended March 31, 2017.

First Quarter 2017 Financial Highlights and Recent Accomplishments

•	Revenue of $31.9 million, an increase of 1.6% year-over-year

•	U.S. revenue of $28.6 million, an increase of 0.2% year-over-year

o	U.S. orthobiologics revenue of $15.1 million

o	U.S. spinal hardware revenue of $13.5 million

•	International revenue of $3.3 million, an increase of 15.0% year-over-year

•
Initial launch of the reusable Rapid Graft Delivery System, which is designed to provide surgeons a cost-effective and controlled method to predictably deliver a broad range of orthobiologic grafts efficiently to the disc space

•
Initial launch of the Daytona Small Stature Pediatric Deformity System, a minimal profile version of our existing Daytona system that provides both a clinical and cosmetic benefit for pediatric patients

“Our first quarter performance reflects early traction with our strengthening distributor base and our expanding and updated product portfolio,” said Keith Valentine, President and Chief Executive Officer. “We are continuing to invest in key objectives aimed at top line performance while simultaneously reducing our net cash spend to extend our liquidity horizon.”

First Quarter 2017 Financial Results
Revenue for the first quarter of 2017 totaled $31.9 million, a 1.6% increase compared to the same period of the prior year. Total revenue in the U.S. was $28.6 million, a 0.2% increase compared to same period of the prior year.

Orthobiologics revenue totaled $17.1 million, a 2.8% increase compared to the first quarter of 2016. The increase in orthobiologics revenue was driven by an increase in both U.S. and international sales, primarily due to the addition of new distributors in both markets. Spinal hardware revenue totaled $14.8 million, a 0.2% increase compared to the first quarter of 2016. The increase in spinal hardware revenue was driven by the recent addition of a new distributor in Latin America.

Gross margin for the first quarter of 2017 was 58.7%, compared to 54.5% for the same period in 2016. The increase in gross margin was primarily driven by a $1.7 million provision for excess orthobiologics raw material inventory recorded in the first quarter of 2016. This was somewhat offset by a $0.2 million increase in the first quarter of 2017 in non-cash amortization of technology intangible assets from the NLT acquisition and by lower gross margins associated with international sales, which were slightly higher as a percentage of total revenue compared to the same period of the prior year.

Operating expenses for the first quarter of 2017 totaled $27.8 million, compared to $29.4 million for the same period of the prior year. The $1.6 million decrease in operating expenses was driven by lower selling, general and administrative and intangible amortization expenses.

Net loss for the first quarter of 2017 was $9.1 million, compared to a net loss of $12.0 million for the first quarter of 2016.

Cash and cash equivalents at March 31, 2017 were $12.7 million and the Company had $3.9 million of outstanding borrowings against its $30 million credit facility.

2017 Financial Outlook
Consistent with prior guidance, SeaSpine expects full-year 2017 revenue to be in the range of $129 to $133 million, reflecting growth of 0% to 3% over full-year 2016 revenue.

Webcast and Conference Call Information
The Company’s management team will host a conference call beginning today at 1:30pm PT/4:30pm ET to discuss the financial results and recent business developments. Individuals interested in listening to the conference call may do so by dialing (877) 418-4766 for domestic callers or (614) 385-1253 for international callers, using Conference ID: 2407268. To listen to the webcast, please visit the investor relations section of the SeaSpine website at www.seaspine.com.

About SeaSpine
SeaSpine is a global medical technology company focused on the design, development and commercialization of surgical solutions for the treatment of patients suffering from spinal disorders. SeaSpine has a comprehensive portfolio of orthobiologics and spinal hardware solutions to meet the varying combinations of products that neurosurgeons and orthopedic spine surgeons need to perform fusion procedures on the lumbar, thoracic and cervical spine. SeaSpine’s orthobiologics products consist of a broad range of advanced and traditional bone graft substitutes that are designed to improve bone fusion rates following a wide range of orthopedic surgeries, including spine, hip, and extremities procedures. SeaSpine’s spinal hardware portfolio consists of an extensive line of products to facilitate spinal fusion in minimally invasive, complex, deformity and degenerative procedures. We believe expertise in both orthobiologic sciences and spinal hardware product development helps SeaSpine to offer its surgeon customers a complete solution to meet their fusion requirements. SeaSpine currently markets its products in the United States and in over 30 countries worldwide.

Forward-Looking Statements
SeaSpine cautions you that statements included in this news release that are not a description of historical facts are forward-looking statements that are based on the Company's current expectations and assumptions. Such forward-looking statements include, but are not limited to, statements relating to: revenue expectations for full-year 2017; and the Company’s ability to drive top-line performance and revenue growth while simultaneously reducing net cash spend. Among the factors that could cause or contribute to material differences between the Company’s actual results and the expectations indicated by the forward-looking statements are risks and uncertainties that include, but are not limited to: surgeons’ willingness to continue to use our existing products and to adopt our newly launched products; continued pricing pressure, whether as a result of consolidation in hospital systems, competitors or others, as well as exclusion from major healthcare systems, whether as a result of unwillingness to provide required pricing or otherwise; disruption to our existing distribution network as new distributors are added and the inability of new distributors to generate growth, or even offset lost business; the risk that our products do not demonstrate adequate safety or efficacy, independently or relative to competitive products, to support expected levels of demand or pricing, including in ongoing and future studies, the outcomes of which inherently are uncertain; the lack of clinical validation of products in “alpha release” and the fact they may require substantial additional development activities, which could introduce unexpected expense and delay; the risk of supply shortages, including as a result of our dependence on a limited number of third-party suppliers for components and raw materials, or otherwise; third-party payors’ willingness to continue to provide, for our existing products, and to initiate, for our newly launched products, appropriate coverage, coding and reimbursement and uncertainty resulting from healthcare reform, both in the U.S. and abroad; unexpected expense, including as a result of developing and launching new and next generation products and product line extensions; our ability to sustain current operations and to continue to invest in product development, sales and marketing initiatives at levels sufficient to drive future revenue growth in light of cost-reduction initiatives first implemented in 2016 and that continue to impact current operations; our ability to obtain funding on a timely basis on acceptable terms, or at all, to execute our business strategy; general economic and business conditions in the markets in which we do business, both in the U.S. and abroad; and other risks and uncertainties more fully described in our news releases and periodic filings with the Securities and Exchange Commission. The Company’s public filings with the Securities and Exchange Commission are available at www.sec.gov.

You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date when made. SeaSpine does not intend to revise or update any forward-looking statement set forth in this news release to reflect events or circumstances arising after the date hereof, except as may be required by law.

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Investor Relations Contact
Lynn Pieper Lewis
(415) 937-5402
ir@seaspine.com

SEASPINE HOLDINGS CORPORATION
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended March 31,
	2017	2016
Total revenue, net	$31,894	$31,399
Cost of goods sold	13,172	14,283
Gross profit	18,722	17,116
Operating expenses:
Selling, general and administrative	23,970	25,374
Research and development	3,050	2,753
Intangible amortization	792	1,281
Total operating expenses	27,812	29,408
Operating loss	(9,090)	(12,292)
Other income (expense), net	(13)	258
Loss before income taxes	(9,103)	(12,034)
Benefit for income taxes	—	(27)
Net loss	$(9,103)	$(12,007)
Net loss per share, basic and diluted	$(0.79)	$(1.08)
Weighted average shares used to compute basic and diluted net loss per share	11,586	11,167

SEASPINE HOLDINGS CORPORATION
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET DATA
(In thousands)

	March 31, 2017	December 31, 2016

Cash and cash equivalents	$12,726	$14,566
Trade accounts receivable, net of allowances of $480 and $483	19,388	20,982
Inventories	42,993	45,299
Total current liabilities	22,064	24,418
Short-term debt	67	445
Long-term borrowings under credit facility	3,914	3,835
Total stockholders' equity	106,654	110,977